Exhibit 99.1

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2012

ENERGY XXI GULF COAST, INC.
CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012

C O N T E N T S

ENERGY XXI GULF COAST, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, except share information)

	September 30,	June 30,
	2012	2012
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$-	$45,394
Receivables:
Oil and natural gas sales	119,719	126,107
Joint interest billings	3,592	3,840
Insurance and other	2,429	4,077
Prepaid expenses and other current assets	46,780	51,103
Derivative financial instruments	11,378	32,301
TOTAL CURRENT ASSETS	183,898	262,822

Oil and gas properties-net – full cost method of accounting, including $418.8 million and $467.3 million of unevaluated properties not being amortized at June 30, 2012 and 2011, respectively	2,796,471	2,698,213
Other Assets
Note receivable from Energy XXI, Inc.	66,555	66,099
Derivative financial instruments	25,945	45,232
Debt issuance costs, net of accumulated amortization	24,989	26,872

TOTAL ASSETS	$3,097,858	$3,099,238

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$158,162	$156,388
Accrued liabilities	74,654	60,095
Note payable	13,677	22,211
Asset retirement obligations	29,885	34,457
Derivative financial instruments	4,703	-
Current maturities of long-term debt	4,719	3,864
TOTAL CURRENT LIABILITIES	285,800	277,015

Long-term debt, less current maturities	1,044,280	1,013,523
Deferred taxes	82,096	87,229
Asset retirement obligations	272,596	266,958
Derivative financial instruments	450	-
TOTAL LIABILITIES	1,685,222	1,644,725

COMMITMENTS AND CONTINGENCIES (NOTE 11)

STOCKHOLDER’S EQUITY
Common stock, $0.01 par value, 1,000,000 shares
authorized and 100,000 shares issued and outstanding	1	1
Additional paid-in capital	1,422,237	1,454,081
Accumulated deficit	(35,823)	(57,172)
Accumulated other comprehensive income, net of
income taxes	26,221	57,603
TOTAL STOCKHOLDER’S EQUITY	1,412,636	1,454,513

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$3,097,858	$3,099,238

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2012	2011

Revenues
Oil sales	$247,330	$246,917
Natural gas sales	22,897	37,966
Total Revenues	270,227	284,883

Costs and Expenses
Lease operating expense	82,481	71,033
Production taxes	1,247	2,174
Gathering and transportation	7,991	6,153
Depreciation, depletion and amortization	83,970	84,108
Accretion of asset retirement obligation	7,652	9,688
General and administrative expense	22,093	18,069
(Gain) loss on derivative financial instruments	5,618	(10,372)
Total Costs and Expenses	211,052	180,853

Operating Income	59,175	104,030

Other Income (Expense)
Interest income	457	7
Interest expense	(26,518)	(27,127)
Total Other Expense	(26,061)	(27,120)

Income Before Income Taxes	33,114	76,910

Income Tax Expense	11,765	3,318

Net Income	$21,349	$73,592

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2012	2011

Cash Flows from Operating Activities
Net income	$21,349	$73,592
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
Depreciation, depletion and amortization	83,970	84,108
Deferred income tax expense	11,765	3,469
Change in derivative financial instruments
Proceeds from sale of derivative instruments	61	49,598
Other – net	(5,283)	(19,246)
Accretion of asset retirement obligations	7,652	9,688
Amortization and write-off of debt issuance costs	1,891	1,823
Changes in operating assets and liabilities:
Accounts receivables	10,694	12,682
Prepaid expenses and other current assets	(711)	(3,519)
Asset retirement obligations	(10,136)	(587)
Accounts payable and other liabilities	16,333	6,731
Net Cash Provided by Operating Activities	137,585	218,339

Cash Flows from Investing Activities
Acquisitions	—	65
Capital expenditures	(178,672)	(111,641)
Insurance payments received	—	780
Property deposit	(3,500)	—
Other	(6)	—
Net Cash Used in Investing Activities	(182,178)	(110,796)

Cash Flows from Financing Activities
Proceeds from long-term debt	218,322	236,470
Payments on long-term debt	(186,813)	(316,234)
Return to parent	(32,300)	(27,571)
Other	(10)	(98)
Net Cash Used in Financing Activities	(801)	(107,433)

Net Increase (Decrease) in Cash and Cash Equivalents	(45,394)	110

Cash and Cash Equivalents, beginning of period	45,394	—

Cash and Cash Equivalents, end of period	$—	$110

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012
(UNAUDITED)

Note 1 — Basis of Presentation

Nature of Operations. Energy XXI Gulf Coast, Inc. (“Energy XXI”), a Delaware corporation, was incorporated on February 7, 2006 and is a wholly-owned subsidiary of Energy XXI USA, Inc. (its “Parent”).  Energy XXI (Bermuda) Limited (“Bermuda”), indirectly owns 100% of Parent.  Energy XXI (together, with its wholly owned subsidiaries, the “Company”), is an independent oil and natural gas company, headquartered in Houston, Texas.  We are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and offshore in the Gulf of Mexico.

Principles of Consolidation and Reporting. Our consolidated financial statements include the accounts of Energy XXI and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements for the previous periods include certain reclassifications that were made to conform to current presentation. Such reclassifications have no impact on previously reported net income, stockholder’s equity or cash flows.

Interim Financial Statements. The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments of a normal and recurring nature considered necessary for a fair presentation have been included in the accompanying consolidated financial statements. The results of operations for the interim period are not necessarily indicative of the results that will be realized for the entire fiscal year. These consolidated financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended June 30, 2012.

Use of Estimates. The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test limitation. Accordingly, our accounting estimates require exercise of judgment by management in preparing such estimates. While we believe that the estimates and assumptions used in preparation of our consolidated financial statements are appropriate, actual results could differ from those estimates, and any such difference may be material.

Note 2 – Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-05: Comprehensive Income: Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 provides that an entity that reports items of other comprehensive income has the option to present comprehensive income in either one continuous financial statement or two consecutive financial statements. The update is intended to increase the prominence of other comprehensive income in the financial statements. ASU 2011-05 is effective for annual periods beginning after December 15, 2011, with early adoption permitted. We adopted ASU 2011-05 on June 30, 2012 and the adoption had no effect on our consolidated financial position, results of operations or cash flows other than presentation.

In December 2011, the FASB issued Accounting Standards Update No. 2011-12: Comprehensive Income: Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (ASU 2011-12) . ASU 2011-12  defers the specific requirement to present items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. As part of this update, the FASB did not defer the requirement to report comprehensive income either in a single continuous statement or in two separate but consecutive financial statements. ASU 2011-12 is effective for annual periods beginning after December 15, 2011.

In December 2011, the FASB issued Accounting Standards Update No. 2011-11 Balance Sheet: Disclosures about Offsetting Assets and Liabilities (ASU 2011-11). ASU 2011-11 requires that an entity disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. ASU 2011-11 is effective for annual periods beginning on or after January 1, 2013. We are currently evaluating the provisions of ASU 2011-11 and assessing the impact, if any, it may have on our consolidated financial position, results of operations or cash flows.

.

Note 3 – Property and Equipment

Property and equipment consists of the following (in thousands):

	September 30,	June 30,
	2012	2012
Oil and gas properties
Proved properties	$4,543,206	$4,375,984
Less: Accumulated depreciation, depletion, amortization and impairment	2,180,500	2,096,531
Proved properties—net	2,362,706	2,279,453
Unproved properties	433,765	418,760
Oil and gas properties—net	$2,796,471	$2,698,213

Note 4 – Long-Term Debt

Long-term debt consists of the following (in thousands):

	September 30,	June 30,
	2012	2012

Revolving credit facility	$32,072	$—
9.25% Senior Notes due 2017	750,000	750,000
7.75% Senior Notes due 2019	250,000	250,000
Put premium financing	16,927	17,387
Total debt	1,048,999	1,017,387
Less current maturities	4,719	3,864
Total long-term debt	$1,044,280	$1,013,523

Maturities of long-term debt as of September 30, 2012 are as follows (in thousands):

Twelve Months Ended September 30,

2013	$4,719
2014	9,462
2015	34,818
2016	—
2017	—
Thereafter	1,000,000
Total	$1,048,999

Revolving Credit Facility

We entered into the second amended and restated first lien credit agreement (“First Lien Credit Agreement”) in May 2011. This facility has a borrowing capacity of $925 million and matures December 31, 2014. Borrowings are limited to a borrowing base based on oil and gas reserve values which are redetermined on a periodic basis. At September 30, 2012, the borrowing base was $750 million, which was reaffirmed by the lenders on May 18, 2012. Our borrowing base was increased to $825 million in October 2012. See Note 14 of Notes to Consolidated Financial Statements in this Quarterly Report. Currently, the facility bears interest based on the borrowing base usage, at the applicable London Interbank Offered Rate (“LIBOR”), plus applicable margins ranging from 2.25% to 3.00% or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 1.25% to 2.00%. The revolving credit facility is secured by mortgages on at least 85% of the value of our proved reserves.

Under the First Lien Credit Agreement, we are prohibited from paying dividends to Bermuda except that we may make payments to us of up to $25 million in aggregate for the purpose of paying premiums or other payments associated with the early conversion of Bermuda’s preferred stock and we may make payments of up to $17 million in any calendar year, subject to certain terms and conditions, so that Bermuda may pay dividends on its outstanding preferred stock. On October 4, 2011, we entered into the First Amendment (the “First Amendment”) to the First Lien Credit Agreement. The First Amendment modified the First Lien Credit Agreement and includes the following: (a) approval for Bermuda for cash distributions of up to $100 million per calendar year, which can be used for various purposes, including stock buybacks, bond repurchases, and/or debt repayments, and is based upon the Company meeting minimum liquidity and maximum revolver utilization thresholds, (b) approval of a cash distribution basket of up to an aggregate of $150 million, to be used for investments and other purposes based upon the Company meeting minimum liquidity and maximum revolver utilization thresholds. Both distribution baskets are further limited by an amount equal to $70 million plus 50% of our Consolidated Net Income (as defined in the First Amendment) for the period from October 1, 2010 through the most recently ended quarter and (c) increased the amount of borrowing base availability that must be reserved to deal with potential effects from hurricanes during the period of July 1 st to October 31 st of each calendar year from $25 million to $50 million.

On May 24, 2012, we entered into the Second Amendment (the “Second Amendment”) to the First Lien Credit agreement which provided further increased flexibility to make payments to Bermuda and/or its other subsidiaries. The Second Amendment includes the following: (a) removal of limitations on our ability to finance hedge option premiums; (b) technical modifications in regard to our ability to reposition hedges; (c) adjustment of definitions and other provisions to further increase our ability to make distributions to Bermuda and/or its subsidiaries; and (d) technical corrections in connection with the replacement of one of the lenders (including that lender’s role as an issuer of a letter of credit) under the First Lien Credit Agreement.

The First Lien Credit Agreement (as amended) requires us to maintain certain financial covenants. Specifically, we may not permit the following under First Lien Credit Agreement: (a) our total leverage ratio to be more than 3.5 to 1.0, (b) our interest coverage ratio to be less than 3.0 to 1.0, and (c) our current ratio (in each case as defined in our First Lien Credit Agreement) to be less than 1.0 to 1.0, as of the end of each fiscal quarter. In addition, Bermuda is subject to various other covenants including, but not limited to, those limiting its ability to declare and pay dividends or other payments, its ability to incur debt, changes in control, its ability to enter into certain hedging agreements, as well as a covenant to maintain John D. Schiller, Jr. in his current executive position, subject to certain exceptions in the event of his death or disability.

As of September 30, 2012, we were in compliance with all covenants under our First Lien Credit Agreement.

High Yield Facilities

9.25% Senior Notes

On December 17, 2010, we issued $750 million face value of 9.25%, unsecured senior notes due December 15, 2017 at par (the “9.25% Old Senior Notes”). We exchanged $749 million aggregate principal of the 9.25% Old Senior Notes for $749 million aggregate principal amount of newly issued notes (the “9.25% Senior Notes”) registered under the Securities Act of 1933, as amended (the “Securities Act”), on July 8, 2011. The 9.25% Senior Notes bear identical terms and conditions as the 9.25% Old Senior Notes. The trading restrictions on the remaining $1 million face value of the 9.25% Old Senior Notes were lifted on December 17, 2011.

The 9.25% Senior Notes are callable at 104.625% starting December 15, 2014, with such premium declining to zero by December 15, 2016. The 9.25% Senior Notes also provide for the redemption of up to 35% of the 9.25% Senior Notes outstanding at 109.25% prior to December 15, 2013 with the proceeds from any equity raised. We incurred underwriting and direct offering costs of $15.4 million which have been capitalized and will be amortized over the life of the notes.

We have the right to redeem the 9.25% Senior Notes under various circumstances and are required to make an offer to repurchase the 9.25% Senior Notes upon a change of control and from the net proceeds of asset sales under specified circumstances each of which as defined in the indenture governing the 9.25% Senior Notes.

We believe that the fair value of the $750 million of 9.25% Senior Notes outstanding as of September 30, 2012 was $840 million based on quoted prices and the market is not an active market; therefore, the fair value is classified within Level 2.

Guarantee of 9.25% Notes

We are the issuer of the 9.25% Notes which are fully and unconditionally guaranteed by us, Bermuda and each of our existing and future material domestic subsidiaries. Bermuda and its subsidiaries, other than us, have no significant independent assets or operations. We are prohibited from paying dividends to Bermuda except that we may make payments to Bermuda of up to $25 million in aggregate for the purpose of paying premiums or other payments associated with the early conversion of its preferred stock and we may make payments of up to $17 million in any calendar year, subject to certain terms and conditions, so that it may pay dividends on its outstanding preferred stock.

7.75% Senior Notes

On February 25, 2011, we issued $250 million face value of 7.75%, unsecured senior notes due June 15, 2019 at par (the “7.75% Old Senior Notes”). We exchanged the full $250 million aggregate principal of the 7.75% Old Senior Notes for $250 million aggregate principal amount of newly issued notes registered under the Securities Act (the “7.75% Senior Notes”) on July 7, 2011. The 7.75% Senior Notes bear identical terms and conditions as the 7.75% Old Senior Notes.

The 7.75% Senior Notes are callable at 103.875% starting June 15, 2015, with such premium declining to zero on June 15, 2017. The 7.75% Senior Notes also provide for the redemption of up to 35% of the 7.75% Senior Notes outstanding at 107.75% prior to June 15, 2014 with the proceeds from any equity raised. We incurred underwriting and direct offering costs of $3.1 million which have been capitalized and will be amortized over the life of the notes.

We have the right to redeem the 7.75% Senior Notes under various circumstances and are required to make an offer to repurchase the 7.75% Senior Notes upon a change of control and from the net proceeds of asset sales under specified circumstances each of which as defined in the indenture governing the 7.75% Senior Notes.

We believe that the fair value of the $250 million of 7.75% Senior Notes outstanding as of September 30, 2012 was $265.6 million based on quoted prices and the market is not an active market; therefore, the fair value is classified within Level 2.

Guarantee of 7.75% Notes

We are the issuer of the 7.75% Notes which are fully and unconditionally guaranteed by us, Bermuda and each of our existing and future material domestic subsidiaries. Bermuda and its subsidiaries, other than us, have no significant independent assets or operations. We are prohibited from paying dividends to Bermuda except that we may make payments to Bermuda of up to $25 million in aggregate for the purpose of paying premiums or other payments associated with the early conversion of its preferred stock and we may make payments of up to $17 million in any calendar year, subject to certain terms and conditions, so that it may pay dividends on its outstanding preferred stock.

Derivative Instruments Premium Financing

We finance premiums on derivative instruments that we purchase with our hedge counterparties. Substantially all of our hedges are done with lenders under our revolving credit facility. Derivative instruments premium financing is accounted for as debt and this indebtedness is pari passu with borrowings under the revolving credit facility. The derivative instruments premium financing is structured to mature when the derivative instrument settles so that we realize the value net of derivative instrument premium financing. As of September 30, 2012 and June 30, 2012, our outstanding derivative instruments premium financing discounted at our approximate borrowing cost of 2.5% per annum totaled $16.9 million and $17.4 million, respectively.

Interest Expense

For the three months ended September 30, 2012 and 2011, interest expense consisted of the following (in thousands):

	Three Months Ended September 30,
	2012	2011

Revolving credit facility	$2,179	$2,820
9.25% Senior Notes due 2017	17,344	17,344
7.75% Senior Notes due 2019	4,844	4,844
Amortization of debt issue cost - Revolving credit facility	1,242	1,174
Amortization of debt issue cost – 9.25% Senior Notes due 2017	552	552
Amortization of debt issue cost – 7.25% Senior Notes due 2017	97	97
Put premium financing and other	260	296
	$26,518	$27,127

Note 5 – Notes Payable

 In May 2012, we entered into a note with AFCO Credit Corporation to finance a portion of our insurance premiums. The note was for a total face amount of $26.0 million and bears interest at an annual rate of 1.556%. The note amortizes over the remaining term of the insurance, which matures on December 26, 2012. The balance outstanding as of September 30, 2012 was $11.2 million.

In July 2012, we entered into a note to finance a portion of our insurance premiums. The note is for a total face amount of $3.6 million and bears interest at an annual rate of 1.667%. The note amortizes over the remaining term of the insurance, which matures May 1, 2013.  The balance outstanding as of September 30, 2012 was $2.5 million.

Note 6 – Asset Retirement Obligations

The following table describes the changes to our asset retirement obligations (in thousands):

Balance at June 30, 2012	$301,415
Liabilities incurred	3,550
Liabilities settled	(10,136)
Accretion expense	7,652
Total balance at September 30, 2012	302,481
Less current portion	29,885
Long-term balance at September 30, 2012	$272,596

Note 7 – Derivative Financial Instruments

We enter into hedging transactions with a diversified group of investment-grade rated counterparties, primarily financial institutions for our derivative transactions to reduce the concentration of exposure to any individual counterparty and to reduce exposure to fluctuations in the price of crude oil and natural gas. We use financially settled crude oil and natural gas puts, swaps, zero-cost collars and three-way collars. We designate a majority of our derivative financial instruments as cash flow hedges. No components of the cash flow hedging instruments are excluded from the assessment of hedge ineffectiveness. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded as a loss (gain) on derivative financial instruments, whereas gains and losses from the settlement of cash flow hedging contracts are recorded in crude oil and natural gas revenue in the same period during which the hedged transactions are settled.

When we discontinue cash flow hedge accounting because it is no longer probable that an anticipated transaction will occur in the originally expected period, changes to fair value accumulated in other comprehensive income are recognized immediately into earnings.

With a financially settled purchased put, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price of the transaction. With a swap, the counterparty is required to make a payment to us if the settlement price for a settlement period is below the hedged price for the transaction, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction. With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar. A three-way collar is a combination of options consisting of a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX, ICE) plus the difference between the purchased put and the sold put strike price.

Most of our crude oil production is Heavy Louisiana Sweet (“HLS”). Through June 30, 2011, we utilized West Texas Intermediate (“WTI”), NYMEX based derivatives as the exclusive means of hedging our fixed price commodity risk thereby resulting in HLS/WTI basis exposure. Historically the basis differential between HLS and WTI has been relatively small and predictable. Over the past five years, HLS has averaged approximately $1 per barrel premium to WTI. Since the beginning of 2011, the HLS/WTI basis differential and volatility has increased with HLS carrying as much as a $30 per barrel premium to WTI. During the quarter ended September 30, 2011, we began including ICE Brent Futures (“Brent”) collars and three-way collars in our hedging portfolio. By including Brent benchmarks in our crude hedging, we can more appropriately manage our exposure and price risk.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future. While the use of hedging arrangements helps to limit the downside risk of adverse price movements, they may also limit future gains from favorable price movements.

We have monetized certain hedge positions and received the following cash proceeds in the following quarters (in thousands):

Quarter Ended	Cash Proceeds
March 31, 2009	$66,500
March 31, 2010	5,000
September 30, 2010	34,100
December 31, 2010	8,500
September 30, 2011	49,600
December 31, 2011	16,800
March 31, 2012	2,012
September 30, 2012	61
$182,573

These above monetized amounts were recorded in stockholders’ equity as part of other comprehensive income and are recognized in income over the contract life of the underlying hedge contracts. An additional $0.8 million monetization was captured in the September 30, 2011 quarter with the cash to be received when the underlying hedge contract settles during calendar 2013.

Our future crude oil and natural gas revenue will be increased by the following amounts related to the monetized contracts referred to above (in thousands):

Quarter Ended	Cash (1)	Non-Cash (1)	Total
December 31, 2012	$9,092	$—	$9,092
March 31, 2013	4,821	203	5,024
June 30, 2013	4,858	206	5,064
September 30, 2013	4,894	208	5,102
Thereafter	4,876	208	5,084
	$28,541	$825	$29,366

(1) Cash represents the amounts received through September 30, 2012 as part of the monetization of certain hedge contracts. Non-cash represents monetized hedges in which the cash will be received when the underlying hedge contract settles in calendar year 2013.

As of September 30, 2012, we had the following contracts outstanding Asset (Liability) and Fair Value (Gain) Loss (in thousands):

	Crude Oil				Natural Gas
			Total				Total		Total
Period	Volume (MBbls)	Contract Price (1)	Asset (Liability)	Fair Value (Gain) Loss	Volume (MMBtu)	Contract Price (1)	Asset (Liability)	Fair Value (Gain)	Asset (Liability)	Fair Value (Gain) Loss (2)
Crude Oil – WTI Collars
10/12 – 12/12	708	$72.60/$100.19	$(1,028)	$1,033					$(1,028)	$1,033
1/13 – 12/13	1,278	73.57/105.63	(1,193)	775					(1,193)	775
			(2,221)	1,808					(2,221)	1,808
Three-Way Collars
1/13 – 12/13	1,825	70/90/136.32	8,415	(2,077)					8,415	(2,077)
1/14 – 12/14	3,650	70/90/137.14	19,451	(5,898)					19,451	(5,898)
			27,866	(7,975)					27,866	(7,975)
Put Spreads
10/12 – 12/12	920	75.00/85.00	930	(186)					930	(186)
Swaps
10/12 – 12/12	46	86.60	(282)	47					(282)	47
1/13 – 12/13	183	86.60	(1,287)	189					(1,287)	189
10/12 – 12/12	(46)	88.20	208						208
1/13 – 12/13	(183)	88.20	997						997
			(364)	236					(364)	236
Crude Oil – Brent Collars
10/12 – 12/12	414	87.79/112.69	(1,789)	1,162					(1,789)	1,162
1/13 – 12/13	3,103	80.00/126.78	(3,612)	2,347					(3,612)	2,347
			(5,401)	3,509					(5,401)	3,509
Put Spreads
10/12 – 12/12	155	65.00/85.00	(284)						(284)
Puts
10/12 – 12/12	47	80.00	7	1					7	1
Three-Way Collars
10/12 – 12/12	967	67.23/87.23/129.95	(1,077)	1,160	2760	4.07/4.93/5.87	$1,525	$(990)	448	170
1/13 – 12/13	1,643	61.67/83.33/140.69	1,332	45	10,950	4.07/4.93/5.87	6,912	(4,492)	8,244	(4,447)
1/14 – 12/14	1,278	66.43/86.43/141.36	2,945	(233)					2,945	(233)
			3,200	972			8,437	(5,482)	11,637	(4,510)
Total (Gain) Loss on Derivatives			$23,733	$(1,635)			$8,437	$(5,482)	$32,170	$(7,117)

(1) The contract price is weighted-averaged by contract volume
(2) The (gain) loss on derivative contracts is net of applicable income taxes.

The fair values of derivative instruments in our consolidated balance sheets were as follows (in thousands):

	Asset Derivative Instruments				Liability Derivative Instruments
	September 30, 2012		June 30, 2012		September 30, 2012		June 30, 2012
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Commodity Derivative Instruments designated as hedging instruments:
Derivative financial instruments	Current	$40,099	Current	$66,716	Current	$33,445	Current	$34,462
	Non-Current	66,759	Non-Current	103,462	Non-Current	41,265	Non-Current	58,229
Commodity Derivative Instruments not designated as hedging instruments:
Derivative financial instruments	Current	22	Current	46	Current	—	Current	—
Total		$106,880		$170,224		$74,710		$92,691

The effect of derivative instruments on our consolidated statements of operations was as follows (in thousands):

	Three Months Ended September 30,
	2012	2011
Location of (Gain) Loss in Income Statement
Cash Settlements, net of amortization of purchased put premiums:
Oil sales	$(4,500)	$2,850
Natural gas sales	(5,501)	(9,828)
Total cash settlements	(10,001)	(6,978)
Commodity Derivative Instruments designated as hedging instruments:
(Gain) loss on derivative financial instruments Ineffective portion of commodity derivative instruments	4,257	(6,769)
Commodity Derivative Instruments not designated as hedging instruments:
(Gain) loss on derivative financial instruments
Realized mark to market (gain) loss	1,275	(3,410)
Unrealized mark to market gain	86	(193)
Total (gain) loss on derivative financial instruments	5,618	(10,372)
Total gain	$(4,383)	$(17,350)

The cash flow hedging relationship of our derivative instruments was as follows (in thousands):

Location of (Gain)/Loss	Amount of (Gain) Loss on Derivative Instruments Recognized in Other Comprehensive (Income) Loss, net of tax (Effective Portion)	Amount of (Gain) Loss on Derivative Instruments Reclassified from Other Comprehensive (Income) Loss, net of tax (Effective Portion)	Amount of (Gain) Loss on Derivative InstrumentsReclassified from Other Comprehensive (Income) Loss (Ineffective Portion)

Three Months Ended September 30, 2012
Commodity Derivative Instruments	$31,382
Revenues		$(6,851)
(Gain) loss on derivative financial instruments			$4,257
Total	$31,382	$(6,851)	$4,257
Three Months Ended September 30, 2011
Commodity Derivative Instruments	$(123,914)
Revenues		$(5,788)
(Gain) loss on derivative financial instruments			$(6,769)
Total	$(123,914)	$(5,788)	$(6,769)

We monitor the creditworthiness of our counterparties. However, we are not able to predict sudden changes in counterparties’ creditworthiness. In addition, even if such changes are not sudden, we may be limited in our ability to mitigate an increase in counterparty credit risk. Possible actions would be to transfer our position from counterparty or request a voluntary termination of the derivative contracts resulting in a cash settlement. Should one of these financial counterparties not perform, we may not realize the benefit of some of our derivative instruments under lower commodity prices, and could incur a loss. At September 30, 2012, we had no deposits for collateral with our counterparties.

Comprehensive income includes net income and certain items recorded directly in Stockholders’ equity and classified as accumulated other comprehensive income. Comprehensive income (loss) was calculated as follows (in thousands):

	Three Months Ended September 30,
	2012	2011

Net income	$21,349	$73,592

Other comprehensive income (loss)
Oil and gas cash flow hedge
Unrealized change in fair value including monetized hedges and net of ineffective portion	(37,740)	199,541
Effective portion reclassified to earnings during the period	(10,540)	(8,904)
Other comprehensive income (loss)	(48,280)	190,637
Income taxes	16,898	(66,723)
Net other comprehensive income (loss)	(31,382)	123,914

Total comprehensive income (loss)	$(10,033)	$197,506

The amount expected to be reclassified from other comprehensive income to income in the next 12 months is a gain of $23.9 million ($15.6 million net of tax) on our commodity hedges. The estimated and actual amounts are likely to vary significantly due to changes in market conditions.

Note 8 – Income Taxes

We are a U.S. Delaware company and a member of a consolidated group of corporations for U.S. federal income tax purposes where Energy XXI USA, Inc., (the “U.S. Parent”) is the parent entity.  Energy XXI (Bermuda) Limited, indirectly owns 100% of U.S. Parent, but is not a member of the U.S. consolidated group.   We operate through our various subsidiaries in the United States; accordingly, income taxes have been provided based upon the tax laws and rates of the United States as they apply to our current ownership structure. ASC 740 (formerly FAS 109) provides that the income tax amounts presented in the separate financial statements of a subsidiary entity that is a member of a consolidated financial reporting group should be based upon a reasonable allocation of the income tax amounts of that group. We allocate income tax expense and deferred tax items between affiliates as if each affiliate prepared a separate U.S. income tax return for the year-to-date reporting period.  We have recorded no income tax related intercompany balances with affiliates.

We have a remaining Valuation Allowance of $82.3 million (related to certain state of Louisiana tax attributes and other property matters), and have made no adjustments to this allowance in the current quarter. While the consolidated group has not made a cash tax payment in this quarter, in light of expected income in this fiscal year and subsequent years, estimated tax payments for Alternative Minimum Tax (“AMT”) in subsequent quarters  may be required (possibly as early as the second quarter of fiscal year 2013). At this time, we do not believe the federal estimated income tax payments for this fiscal year will exceed $5 million.  We expect this AMT to be fully creditable against future regular tax obligations; thus, these AMT payments have no impact on our estimated annual effective tax rate.

Note 9 – Supplemental Cash Flow Information

The following table represents our supplemental cash flow information (in thousands):

	Three Months Ended September 30,
	2012	2011

Cash paid for interest	$370	$5,255

The following table represents our non-cash investing and financing activities (in thousands):

	Three Months Ended September 30,
	2012	2011

Financing of insurance premiums	$8,534	$17,713
Additions to property and equipment by recognizing asset retirement obligations	3,550	593

Note 10 - Related Party Transactions

During the three months ended September 30, 2012 and 2011, we returned net capital contributions of $32.3 million and $27.6 million, respectively, to our Parent.

On November 21, 2011, we advanced $65.0 million under a promissory note formalized on December 16, 2011 to Bermuda, our indirect parent, bearing a simple interest of 2.78% per annum.  The note matures on December 16, 2021.    Energy XXI, Inc. has an option to prepay this note in whole or in part at any time, without any penalty or premium.  Interest and principal are payable at maturity.  Interest on the note receivable amounted to approximately $456,000 for the three months ended September 30, 2012.  Energy XXI, Inc. is subject to certain covenants related to investments, restricted payments and prepayments and was in compliance with such covenants as of September 30, 2012.

We have no employees; instead we receive management services from Energy XXI Services, LLC (“Energy Services”), an affiliate of the Company.  Other services provided by Energy Services include legal, accounting, tax, corporate secretarial, human resources, employee benefit administration, office space and other furniture and equipment management, and other support services.  Cost of these services for the three months ended September 30, 2012 and 2011 was approximately $21.6 million and $17.9 million, respectively, and is included in general and administrative expense.

The Company reimbursed $1.1 million to its affiliate Energy XXI Insurance Limited for windstorm insurance coverage.  The coverage period is from May 25, 2012 through May 25, 2013.

Note 11 — Commitments and Contingencies

Litigation.   We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. We do not believe the ultimate resolution of any such actions will have a material effect on our consolidated financial position, results of operations or cash flows.

Letters of Credit and Performance Bonds.   We had $225.5 million in letters of credit and $25.1 million of performance bonds outstanding as of September 30, 2012.

Drilling Rig Commitments.   As of September 30, 2012, we have entered into four drilling rig commitments:

1)  April 1, 2012 to December 31, 2012 at $75,000 per day

2)  July 3, 2012 to January 15, 2013 at $48,300 per day

3)  August 6, 2012 to December 31, 2012 at $90,000 per day

4)  September 4, 2012 to March 4, 2013 at $120,000 per day

At September 30, 2012, future minimum commitments under these contracts totaled $38.9 million.

Note 12 — Fair Value of Financial Instruments

Certain assets and liabilities are measured at fair value on a recurring basis in our consolidated balance sheets. The following methods and assumptions were used to estimate the fair values:

The carrying amounts approximate fair value for cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities and notes payable due to the short-term nature or maturity of the instruments.

Our commodity derivative instruments consist of financially settled crude oil and natural gas puts, swaps, zero-cost collars and three way collars. We estimate the fair values of these instruments based on published forward commodity price curves, market volatility and contract terms as of the date of the estimate. The discount rate used in the discounted cash flow projections is based on published LIBOR rates. The fair values of commodity derivative instruments in an asset position include a measure of counterparty nonperformance risk, and the fair values of commodity derivative instruments in a liability position include a measure of our own nonperformance risk, each based on the current published issuer-weighted corporate default rates. See Note 7 of Notes to Consolidated Financial Statements in this Quarterly Report.

Valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of these techniques requires significant judgment and is primarily dependent upon the characteristics of the asset or liability, the principal (or most advantageous) market in which participants would transact for the asset or liability and the quality and availability of inputs. Inputs to valuation techniques are classified as either observable or unobservable within the following hierarchy:

•	Level 1 — quoted prices in active markets for identical assets or liabilities.

•
Level 2 — inputs other than quoted prices that are observable for an asset or liability. These include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs).

•	Level 3 — unobservable inputs that reflect the Company’s own expectations about the assumptions that market participants would use in measuring the fair value of an asset or liability.

The following table presents the fair value of our Level 2 financial instruments (in thousands):

	Level 2
	September 30,	June 30,
	2012	2012
Assets:
Oil and natural gas derivatives	$106,880	$170,224
Liabilities:
Oil and natural gas derivatives	$74,710	$92,691

Note 13 — Prepayments and Accrued Liabilities

Prepayments and accrued liabilities consist of the following (in thousands):

	September 30,	June 30,
	2012	2012

Prepaid expenses and other current assets
Advances to joint interest partners	$14,591	$12,966
Insurance	22,495	30,162
Inventory	4,844	4,849
Royalty deposit	1,118	2,443
Other	3,732	683
Total prepaid expenses and other current assets	$46,780	$51,103

Accrued liabilities
Advances from joint interest partners	$2,726	$301
Interest	27,884	3,721
Accrued hedge payable	908	136
Undistributed oil and gas proceeds	42,091	54,484
Other	1,045	1,453
Total accrued liabilities	$74,654	$60,095

Note 14 — Subsequent Events

On September 14, 2012, we executed a purchase and sale agreement to acquire certain shallow-water Gulf of Mexico interests from Exxon Mobil Corporation (“ExxonMobil”) and paid a performance deposit of $3.5 million. The agreement covers 5,000 gross acres on Vermilion Block 164 and is currently producing approximately 1,100 BOE/d net. We will be the operator of these properties.  On October 17, 2012, we closed on this acquisition with an effective date of August 1, 2012.  The acquisition will be accounted using the purchase method of accounting.  We are presently evaluating the purchase price allocation which is subject to customary closing adjustments.

We also entered into a joint venture agreement with ExxonMobil to explore for oil and gas on nine contiguous blocks adjacent to Vermilion Block 164 in shallow waters on the Gulf of Mexico shelf.  We will operate the joint venture.  Drilling of the initial prospect is expected to commence by the end of the year. Our total capital commitment for the joint venture is estimated at $75 million, assuming successful completions of two earning wells.

On October 19, 2012, we entered into the Third Amendment to First Lien Credit Agreement.  The Third Amendment increased our borrowing base to $825 million and provided changes, supplements and other modifications for information specific to the lenders.  See Note 4 of Notes to Consolidated Financial Statements in this Quarterly Report.